Exhibit 10.1

STOCK PURCHASE AGREEMENT

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

E-N-G MOBILE SYSTEMS, INC.

(PositiveID Corporation, Holdings ENG, LLC and E-N-G Mobile Systems, Inc.)

This Stock Purchase Agreement (the “Agreement”) is entered into as of June 12, 2017 (“Effective Date”) by and among PositiveID Corporation, a Delaware corporation (“Seller”), Holdings ENG, LLC, a Florida limited liability company (“Purchaser”) and E-N-G Mobile Systems, Inc., a California corporation (the “Company”).

WHEREAS, Seller owns three hundred fifty nine (359) shares of Series A Convertible Preferred Stock of the Company, and Seller desires to sell, and Purchaser desires to purchase, two hundred ninety nine (299) shares of such stock for a total purchase price of one million four hundred ninety five thousand dollars ($1,495,000) or five thousand dollars ($5,000) per share.

WHEREAS, to induce Purchaser to enter into this Agreement, Seller desires to provide an option to Purchaser to purchase up to sixty (60) shares of Series A Convertible Preferred Stock of the Company, and Purchaser desires to receive such option to purchase such shares for a total purchase price (if all are purchased) of three hundred thousand dollars ($300,000) or five thousand dollars ($5,000) per share. The Purchaser would not enter into this Agreement but for the grant of such stock option.

WHEREAS, to induce Purchaser to enter into this Agreement, pursuant to separate a stock option agreement, the Company desires to provide an option to Purchaser to purchase three (3) shares of Series A Convertible Preferred Stock of the Company, and Purchaser desires to receive such option to purchase three (3) shares of Series A Convertible Preferred Stock of the Company for a total purchase price of fifteen thousand dollars ($15,000) or five thousand dollars ($5,000) per share. The Purchaser would not enter into this Agreement but for the grant of such stock option.

In consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1. Purchase and Sale of Shares; Purchase Price.

a. Purchase and Sale. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, two hundred ninety nine (299) shares (“Purchased Shares”) of Series A Convertible Preferred Stock, $0.001 par value, of the Company (“Series A Preferred”), pursuant to the terms and conditions of this Agreement. Such Series A Preferred shall have the rights, restrictions, privileges and preferences set forth in the Amended and Restated Articles of Incorporation attached hereto as Exhibit A (the “Amended and Restated Articles”).

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b. Purchase Price. The purchase price for the Purchased Shares shall be one million four hundred ninety five thousand dollars ($1,495,000) (“Purchase Price”) or five thousand dollars ($5,000) per share, payable at the Closing (as defined below).

2. The Closing.

The closing (the “Closing”) of the sale and purchase of the Purchased Shares under this Agreement shall take place at the offices of Saul Ewing LLP, 1919 Pennsylvania Avenue N.W., Suite 550, Washington, D.C. at 1:00 p.m. on June 12, 2017, or at such other time, date and place as are mutually agreeable to the Company, the Purchaser, and Seller. At the Closing, Seller shall deliver to the Purchaser a certificate registered to Seller for the Purchased Shares which shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to purchaser, duly executed by Seller, to Purchaser, against payment to the Seller of the Purchase Price, by wire transfer, check, or other method acceptable to the Seller. The Company at the Closing will cancel the certificate delivered by Seller and deliver a certificate for the Purchased Shares, registered in the name of Purchaser. The date of the Closing is hereinafter referred to as the “Closing Date.” If at the Closing any of the conditions specified in Section 7 shall not have been fulfilled, the Purchaser shall, at its election, be relieved of all of its obligations under this Agreement without thereby waiving any other rights it may have by reason of such failure or such non-fulfillment.

3. Option.

a. Option. Seller hereby grants Purchaser the option (the “Option”) to purchase up to sixty (60) shares of Series A Preferred (“Option Shares”). The Purchaser may assign, in whole or in part, the Option to any affiliate of Purchaser. The exercise price for each Option Share shall be five thousand dollars ($5,000) (subject to adjustment for stock splits, stock dividends, recapitalizations and similar events) (the “Exercise Price”). The Option may be exercised by Purchaser or its affiliate at any time during the Option Period (as defined below) by providing written notice to Seller that shall include the number of Option Shares that Purchaser or its affiliate desires to purchase. The Option may be exercised during the Option Period at any time in one or more tranches, at times and in amounts that are at the sole discretion of Purchaser.

b. Closing(s) for Option Shares. Within fifteen (15) days after receipt of each such notice, a closing for the sale of the Option Shares shall take place at the offices of Saul Ewing LLP, 1919 Pennsylvania Avenue N.W., Suite 550, Washington, D.C. at such date and time as are mutually agreeable to the Company, the Purchaser and Seller. At each such closing, Seller shall deliver to the Purchaser or its affiliate, as applicable, a certificate registered to Seller of the Option Shares being purchased which shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to purchaser, duly executed by Seller, to Purchaser or its affiliate, as applicable, against payment to the Seller of the Exercise Price for each Option Share, by wire transfer, check, or other method acceptable to the Seller. The Company at the Closing will cancel the certificate delivered by Seller and deliver a certificate for the Option Shares being purchased, registered in the name of Purchaser. In the event that an affiliate of Purchaser purchases any of the Option Shares, as a condition of such purchase, the affiliate shall become a party to the Stockholders Agreement (as hereinafter defined).

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c. Definitions. The “Option Period” shall be a period commencing on the earlier of (i) the first anniversary of the Closing, (ii) the breach by Seller of this Agreement or any Ancillary Agreement which has not been cured within ten (10) days after written notice thereof, (iii) any violation by the Company of its A&R Articles of Incorporation or bylaws which has not been cured within ten (10) days after written notice thereof and (iv) the occurrence of a Bankruptcy Event by Seller, and ending on May 31, 2019. A “Bankruptcy Event” shall mean (I) the institution, or consent to the institution, of any bankruptcy, insolvency, reorganization, readjustment of debt or similar proceeding relating to it under the law of any jurisdiction, or (II) making an assignment for the benefit of creditors, or making an application for, or consenting to, the appointment of any receiver, trustee, custodian or similar officer for any or all of its property.

4. Representations of Company.

Seller and Company, jointly and severally, represent and warrant to Purchaser as follows, as of the Effective Date:

a. Due Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of California, has all requisite power to own, operate and lease its properties, and has all necessary power and authority to enter into and carry out this Agreement according to its terms. Schedule 4.a. attached hereto contains a complete and accurate list of each jurisdiction in which the Company is authorized or qualified to do business and the Company is in good standing in all such jurisdictions. The Company is not in violation of, in conflict with, or default under, any of its governing documents, and there exists no condition or event which, after notice or lapse of time or both, would result in any such violation, conflict or default.

b. Authorization; Validity. The execution, delivery and performance of this Agreement and all the other agreements required to be executed by the Company at or prior to Closing pursuant to Section 7 (“Ancillary Agreements”) have been duly authorized by all necessary action by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Company. This Agreement and the Ancillary Agreements, assuming due authorization, execution and delivery by Purchaser and Seller, constitutes the valid and binding obligations of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable remedies.

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c. Bankruptcy. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy law is pending against Company.

d. Environmental. To the Knowledge of the Company, there has been no release of any hazardous substances in any way into, on or under the property owned by or rented by the Company (“Property”), nor has the Property been used any time by any Person as a landfill or for the storage, treatment or disposal of any type of waste including any hazardous substances. Schedule 4.d.i. sets forth all information and documents, including without limitation, all environmental reports relating to the Property that are in such Company’s possession or control regarding the environmental, soil or surface or subsurface water condition of the Property. “Person” means a natural Person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, Governmental Entity (as defined in Section 4.u.) or other entity, enterprise, authority or business organization. For purposes of this Agreement, “Knowledge” shall mean the actual knowledge of the Persons listed in Schedule 4.d.ii.

e. Taxes. All Tax Returns filed or required to be filed by the Company have been, or will be, timely filed after giving effect to any extensions. All such Tax Returns are true, complete and correct in all material respects. All Taxes required to be paid by the Company that are due and payable have been paid, whether or not shown on any Tax Return. The unpaid Taxes of the Company through December 31, 2016, do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and all unpaid Taxes of the Company for all Tax periods commencing after December 31, 2016 arose in the ordinary course of business. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Company has withheld or collected all Taxes required by applicable law to have been withheld or collected by it and, to the extent required, paid over such Taxes to the appropriate governmental authorities, and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party. To the Company’s Knowledge, there are no Liens for Taxes upon the assets of the Company other than Liens for current Taxes not yet due and payable. To Company’s Knowledge, there is no claim or dispute concerning any Tax liability of the Company claimed or raised by any governmental authority. There is no audit, examination or similar proceeding currently in progress or pending with respect to Taxes or Tax returns of the Company. There have been no periods for which the Tax Returns required to be filed by the Company have been examined by the Internal Revenue Service or other appropriate Taxing authority. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return or Tax period of or applicable to the Company. There are no requests for rulings or determinations in respect of any Tax pending between the Company and any governmental authority. Neither the Company nor any affiliate of the Company has participated in any “reportable transaction” as defined in Section 1.6011-4(b) of the treasury regulations of the Internal Revenue Code, as amended. The Company has delivered or made available to Purchaser true, complete and correct copies of (i) all Tax Returns of the Company for all taxable periods for which the statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, audit reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. “Tax” (including with correlative meaning the terms “Taxes” and “taxable”) means all foreign, federal, state, local and other income, gross receipts, sales, use, ad valorem, value-added, intangible, unitary, transfer, franchise, license, payroll, employment, estimated, withholding, excise, environmental, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs duties or other taxes, levies, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and any related charges imposed by any governmental authority, including any Taxes with respect to which any individual, trust, corporation, partnership or any other entity is liable and as to which the Company or any Seller is liable either as a transferee thereof or pursuant to any laws. There has been no fraud or intentional or willful misconduct by any Person in connection with the preparation and filing of any Tax Return. “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated Tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

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f. Litigation. There is no existing litigation, proceeding or investigation pending, or to the Knowledge of the Company threatened in writing, against the Company that might affect or relate to the validity of this Agreement, or the operations of the Company, whether or not fully covered by insurance. The Company has not received notice of any pending or contemplated taking of the whole or any part of the Property or any other asset of the Company. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other governmental authority, by arbitration or otherwise), against the Company or any of its assets.

g. Compliance with Laws. The Company is in compliance in all material respects with all laws, ordinances, rules, regulation or code, court order or order or agreement with any federal, state or local governmental body or agency (including, without limitation, any zoning, sign, environmental, labor, safety, health, price or wage control, law, ordinance, rule, regulation or order) applicable to the Company.

h. OFAC. The Company is not (i) currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, and (ii) an entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. None of the funds or other assets of the Company constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined). No Embargoed Person has any interest of any nature whatsoever in the Company (whether directly or indirectly). The term “Embargoed Person” means any Person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that any investment in the Company is prohibited by law or the Company is in violation of law.

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i. Capitalization. The authorized capital stock of the Company consists of 2,000 shares of common stock, $0.001 par value per share (the “Common Stock”), of which 241 shares are issued and outstanding, and 1,000 shares of Series A Preferred, of which 359 are issued and outstanding. The capitalization of the Company for the transactions contemplated under this Agreement is set forth in Schedule 4.i. The Purchased Shares and the Option Shares (collectively, the “Shares”) have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Seller. Other than the 241 shares of Common Stock and the 359 shares of Series A Preferred owned by the Seller (“Seller Shares”), neither the Seller nor any other Person owns any securities of the Company nor warrants nor options to purchase nor rights to subscribe for or otherwise acquire any securities of the Company or has any other interest in any securities of the Company. All of the Seller Shares were offered, issued, sold and delivered by the Company in compliance with all applicable laws governing the issuance of securities. None of the Seller Shares were issued in violation of any preemptive rights (including any preemptive rights set forth in the Company’s governing documents), rights of first refusal or similar rights. There are no outstanding or authorized stock appreciation, phantom stock, profit share or similar rights with respect to the Company. No Person has any claim, right or interest in or to any shares of capital stock or other securities (including any voting debt) of the Company. The Company does not have any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

j. Governing Documents. The Articles of Incorporation and the Amended and Restated Bylaws attached hereto as Exhibit B (“Bylaws”) are the current and sole governing documents of the Company.

k. Subsidiaries. The Company does not have any subsidiaries, and does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any Person, whether active or dormant, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other similar transaction.

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l. Complete Copies of Materials. The Company has delivered true, correct and complete copies (or with respect to oral agreements, written summaries of the same) of each contract or other document that is referred to in the Schedules attached hereto.

m. Financial Statements. Schedule 4.m. attached hereto contains the following financial statements (the “Financial Statements”): (i) true, complete and correct copies of the balance sheets, statements of income and statements of cash flows for the years 2014, 2015 and 2016, and (ii) a true, complete and correct copy of the unaudited balance sheet as of March 31, 2017 (the “Base Balance Sheet”) and statement of income and statement of cash flow for the first three (3) months of 2017. Each Financial Statement (including the notes thereto), has been prepared from the books and records of the Company and in accordance with United States generally accepted accounting principles consistently applied, and fairly presents in all material respects the financial condition of the Company as of the dates, and for the periods, indicated thereon. There has been no fraud or intentional or willful misconduct by any Person in connection with the recordation, maintenance or preparation of the Financial Statements, the Base Balance Sheet or any other financial documents, record or information from which such statements were derived.

n. Liabilities and Obligations. The Company is not liable for or subject to any liabilities, other than (i) liabilities reflected on the Base Balance Sheet and not previously paid or discharged, and (ii) liabilities that were incurred since the date of the Base Balance Sheet in the ordinary course of business, consistent with past practice, which are not, individually or in the aggregate, material. All funds drawn from Company’s line of credit have been used for working capital, and that the Company has not declared any dividends or made any distributions since its acquisition by Seller.

o. Permits. The Company owns or holds all Permits necessary for the conduct of its business as currently conducted. Schedule 4.o. attached hereto sets forth a complete and accurate list of each Permit. The Permits are valid and subsisting, and, to the Knowledge of the Company, no governmental authority intends to modify, cancel, terminate or not renew any Permit. “Permits” means all permits, licenses, franchises, security clearances, consents, contractual rights, consents and other authorizations or approvals.

p. Material Contracts. Schedule 4.p. attached hereto sets forth a true, complete and correct list of the following contracts to which the Company is a party or by which the Company or any of its assets are bound:

i.	each contract, or group of related contracts that may give rise to liabilities exceeding $250,000 or revenues exceeding $500,000 or that are otherwise material to the Company.

ii.	each contract between, on the one hand, the Company, and on the other hand, (A) any current officer, director, stockholder or employee of the Company, (B) any affiliate of any such Person, or (C) any affiliate of the Company.

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iii.	each contract evidencing Company Indebtedness (as defined below).

iv.	each contract for the disposition of any material portion of the assets or business of the Company or for the acquisition by the Company of the assets or business of any other Person (other than purchases of inventory or services in the ordinary course of business, consistent with past practice).

v.	each contract for the cleanup, abatement or other actions in connection with any hazardous material, the remediation of any existing environmental liability, violation of any environmental law or relating to the performance of any environmental audit or study.

vi.	each contract concerning the establishment or operation of a partnership, joint venture or similar enterprise.

vii.	each contract for or related to the employment of any individual, or any consulting, retention bonus, indemnification or severance contract.

viii.	each contract that cannot be terminated by the Company on 30 days’ prior written notice to the other party, without the payment of any termination fee or penalty.

ix.	each lease for real property or personal property.

x.	any distributor, sales representative or similar agreement.

xi.	any agreement under which the Company is restricted from carrying on any business anywhere in the world.

Any and all contracts described by the foregoing clauses i. through ix., together with those listed on Schedule 4.p. attached hereto, are collectively referred to as the “Material Contracts.” Each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company and, to Company’s Knowledge, each of the other parties thereto. Except for material breaches or defaults that have been cured and for which the breaching party has no liability, neither the Company nor, to Company’s Knowledge, any other party to any Material Contract, has breached or defaulted under, or has improperly terminated, revoked or accelerated, any Material Contract in any material respect, and to the Company’s Knowledge, there exists no condition or event which, after notice or lapse of time, or both, would constitute any such breach, default, termination, revocation or acceleration. “Company Indebtedness” means, without duplication, the aggregate amount of (i) any obligations of the Company for borrowed money, or with respect to deposits or advances of any kind to the Company, and any prepayment premiums, penalties and any other fees and expenses required to satisfy such indebtedness, (ii) any obligations of the Company evidenced by bonds, debentures, notes or similar instruments, (iii) any obligations of the Company upon which interest charges are customarily paid, (iv) any obligations of the Company under conditional sale or other title retention agreements, (v) any obligations of the Company issued or assumed as the deferred purchase price for any property, service, covenant, settlement, release, waiver or other right (excluding obligations of the Company to creditors for goods and services incurred in the ordinary course of such Person’s business), (vi) any capitalized lease obligations of the Company, (vii) any deferred revenue obligations of the Company, (viii) any obligations of others secured by any Lien on property or assets owned or acquired by the Company, whether or not the obligations secured thereby have been assumed, (ix) the amount, if any, by which the aggregate liability of the Company under defined benefit pension plans or deferred compensation exceeds the aggregate value of plan assets held by such plans, (x) any obligations of the Company under interest rate or currency swap transactions (valued at the termination value thereof), (xi) any drawn letters of credit issued for the account of the Company, (xii) any obligations of the Company to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, (xiii) any accrued and unpaid Taxes of the Company, (xiv) any guaranties or arrangements having the economic effect of a guaranty by the Company of any indebtedness of any other Person, and (xv) any accrued interest or penalties on any of the foregoing.

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q. Insurance. Schedule 4.q. attached hereto sets forth an accurate list of all insurance policies carried by the Company, the amounts and types of insurance coverage available thereunder and all insurance loss runs for the past three policy years. With respect to each such insurance policy: (i) such policy is in full force and effect and legal, valid, binding and enforceable in accordance with its terms; and (ii) the Company is not in material breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, after notice or lapse of time, or both, would constitute a breach or default or permit termination or modification, under such policy. All premiums payable under all such policies have been paid.

r. Labor Matters. The Company has complied in all material respects with all applicable laws related to employment and employment practices, terms and conditions of employment and wages and hours, including any such law related to employment discrimination, employee classification, workers’ compensation, family and medical leave, unfair labor practices and occupational safety and health requirements. Other than for wages earned in the ordinary course of business during the payroll period prior to the Closing, there exists no basis for the assessment of any unpaid wages or vacation with respect to any employees of the Company. All employees of the Company are citizens or permanent residents of the United States. All employees (other than those with Material Contracts listed under Schedule 4.p.) are employed on an at-will basis. To the Company’s Knowledge, no employee of the Company has plans to terminate his or her employment relationship with the Company. All employees of the Company are engaged by the Company on a full time basis. The Company does not have or otherwise contribute to or participate in any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended.

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s. Books and Records. The Company has made and kept and given Purchaser access to its books and records that, in reasonable detail, accurately and fairly reflect the activities of the Company in all material respects. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained books and records. All books and records are under the exclusive ownership and control of the Company. The Company’s minute books are correct and complete in all material respects.

t. Disclosure. This Agreement and all Exhibits, agreements, certificates or other documents furnished to the Purchaser pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, are complete and accurate in all material respects. No statement herein or in the Schedules contains any untrue statement of a material fact, in light of the circumstances under which it was made, or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

u. No Conflict. The execution of and performance of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance with their respective provisions by the Company will not (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of the Company, (ii) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (each of the foregoing is hereafter referred to as a “Governmental Entity”), (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Lien or other arrangement to which the Company is a party or by which the Company is bound or to which its assets are subject, (iv) result in the imposition of any Lien upon any assets of the Company or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, or any of its properties or assets, except where the violation, conflict, breach or default would not have a material and adverse effect on the Company. For purposes of this Agreement, “Liens” means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law).

v. Property and Assets. The Company has good title to, or a valid leasehold interest in, all of its material properties and assets, including all properties and assets reflected in the Base Balance Sheet, except those disposed of since the date thereof in the ordinary course of business, and none of such properties or assets is subject to any Lien other than those the material terms of which are described in the Base Balance Sheet or in Schedule 4.v.

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w. Intellectual Property.

i.	The Company owns, free and clear of all Liens, or has the valid right to use, all Intellectual Property (as defined below in this Section 4.w.i.) used by it in its business as currently conducted or as currently proposed to be conducted. No other Person (including Seller, but excluding licensors of software that is generally commercially available and licensors of Intellectual Property under the agreements disclosed pursuant to paragraph (iv) below) has any rights to any of the Intellectual Property owned or used by the Company, and, to the Company’s Knowledge, no other Person is infringing, violating or misappropriating any of the Intellectual Property that the Company owns. For purposes of this Agreement, “Intellectual Property” means all (A) patents and patent applications, (B) copyrights and registrations thereof, (C) mask works and registrations and applications for registration thereof, (D) computer software, data and documentation, (E) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (F) trademarks, service marks, trade names, domain names and applications and registrations therefor and ((G) other proprietary rights relating to any of the foregoing.

ii.	To the Company’s Knowledge, none of the activities or business conducted by the Company or proposed to be conducted by the Company infringes, violates or constitutes a misappropriation of (or in the past infringed, violated or constituted a misappropriation of) any Intellectual Property of any other Person. The Company has not received any written complaint, claim or notice alleging any such infringement, violation or misappropriation, and to the Knowledge of the Company, there is no basis for any such complaint, claim or notice.

iii.	Schedule 4.w.iii. hereto identifies each (A) patent that has been issued or assigned to the Company with respect to any of its Intellectual Property, (B) pending patent application that the Company has made with respect to any of its Intellectual Property, (C) any copyright or trademark registration or application with respect to the Company’s Intellectual Property, and (D) license or other agreements pursuant to which the Company has granted any rights to any third party with respect to any of its Intellectual Property.

iv.	Schedule 4.w.iv. hereto identifies each agreement with a third party pursuant to which the Company obtains rights to Intellectual Property material to the business of the Company (other than software that is generally commercially available) that is owned by a party other than the Company. Other than license fees for software that is generally commercially available, the Company is not obligated to pay any royalties or other compensation to any third party in respect of its ownership, use or license of any of its Intellectual Property.

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v.	The Company has taken reasonable precautions (i) to protect its rights in its Intellectual Property and (ii) to maintain the confidentiality of its trade secrets, know-how and other confidential Intellectual Property, and to the Company’s Knowledge, there have been no acts or omissions (other than those made based on reasonable, good faith business decisions) by the officers, directors, stockholders and employees of the Company the result of which would be to materially compromise the rights of the Company to apply for or enforce appropriate legal protection of the Company’s Intellectual Property.

vi.	All of the Company’s Intellectual Property has been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company, all of whom have executed agreements expressly assigning all right, title and interest in such Intellectual Property to the Company. No portion of the Company’s Intellectual Property was jointly developed with any third party.

x. Customers. Schedule 4.x. sets forth (i) the name of each of the top ten (10) customers (by dollar amount of purchases) during 2016 and 2017, and (ii) the approximate amount for which each such customer was invoiced during such period. The Company has not received any notice that, and neither has any Knowledge that, any top ten (10) customer (i) will cease to purchase or reduce its purchases, or (ii) has sought, or is seeking, to reduce the price it will pay for products, including in each case after the consummation of the transactions contemplated by this Agreement.

y. Suppliers; Raw Materials. Schedule 4.y. sets forth (i) the name of each of the top ten (10) suppliers (by dollar amount of purchases) from which the Company purchased raw materials, supplies, merchandise and other goods and services during 2016 and 2017 (each, a “Material Supplier”), and (ii) the approximate amount for which each such Material Supplier invoiced the Company during such period. The Company has not received any notice that, and has no Knowledge that, there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any Material Supplier will not sell raw materials, supplies, merchandise and other goods to the Company at any time after the Closing Date on terms and conditions similar to those used in its current sales to the Company, subject to general and customary price increases.

z. Product Warranty. Schedule 4.z. sets forth the Company’s current product warranty and the aggregate amounts incurred by the Company in fulfilling obligations with respect to returns and warranty claims since 2016. There are no outstanding obligations with respect to returns or warranty claims, other than those on Schedule 4.z. The Company is not aware of any reason to believe that amounts expensed in fulfilling obligations with respect to returns or warranty claims in respect of the product made by the Company will materially increase as a percentage of sales in future years.

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aa. Absence of Changes. Since the date of the Base Balance Sheet, there has not been: (i) any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, either individually or in the aggregate, materially adverse; (ii) any change (individually or in the aggregate), except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise; (iii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of the Company; (iv) any waiver or compromise by the Company of a valuable right or of a material debt owed to it; (v) any loans made by the Company to its employees, officers or directors other than business and travel expenses made in the ordinary course of business; (vi) any extraordinary increases in the compensation of any Company’s employees, officers or directors; (vii) any declaration or any payment of any dividend or other distribution of the assets of the Company; (viii) any issuance or a sale by the Company of any shares of its Common Stock or other securities; (ix) to the Company’s Knowledge, any other event or condition of any character that has materially and adversely affected the Company’s business or properties; or (x) any agreement or commitment by the Company to do any of the things described in this Section 4(aa).

bb. Anti-Corruption. The Company has not and none of the Company’s respective officers, directors, employees, agents or other individuals or entities acting for or on behalf of the Company has (i) used any funds for contributions, gifts, entertainment, or other payments related to political activity or (ii) made any payment to any government official, in each case in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010 or any similar law, rule or regulation.

5. Representations of Seller.

Seller represents and warrants to Purchaser as follows, as of the Effective Date:

a. Due Organization. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all necessary power and authority to enter into and carry out this Agreement according to its terms. The Seller is not in violation of, in conflict with, or default under, any of its governing documents, and there exists no condition or event which, after notice or lapse of time or both, would result in any such violation, conflict or default.

b. Authorization; Validity. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action by the Seller, and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. The Agreement and the Ancillary Agreements will not violate any term of any of the Seller’s governing documents or any other agreement, judicial decree, statute or regulation to which the Seller is a party or by which the Seller or any of its assets may be bound or affected. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Seller. This Agreement, assuming due authorization, execution and delivery by the Company and Purchaser, constitutes the valid and binding obligations of the Seller, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable remedies.

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c. Bankruptcy. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy law is pending against the Seller.

d. Title. Immediately prior to the Closing, Seller owns all right, title and interest in and to the Shares, free and clear of all Liens, any preemptive rights, rights of first refusal or similar rights. There are no voting agreements or voting trusts with respect to any of the Shares. At the Closing, Purchaser will receive marketable, insurable and good title to the Purchased Shares, free and clear of all Liens and upon exercise of the Option, Purchaser or its affiliate will receive marketable, insurable and good title to the Option Shares, free and clear of all Liens.

e. Brokers. Except as set forth on Schedule 5.e., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller or the Company.

f. Restrictions. There are no options to purchase nor rights to otherwise acquire the Shares, other than with respect to the Purchaser. No Person has any claim, right or interest in or to any shares. No Person is a party to or bound by any options, calls, warrants, agreements, arrangements or preemptive rights or commitments of any character relating to the Shares.

6. Representations of the Purchaser.

The Purchaser represents and warrants to the Company as follows as of the Effective Date and as of Closing:

a. Investment. The Purchaser is acquiring the Shares, and the shares of Common Stock into which the Shares may be converted, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the Exhibits hereto, the Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. Purchaser acknowledges that the Shares, and the shares of Common Stock into which the Shares may be converted, are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and that such Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

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b. Authority; Validity. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. The Agreement and the Ancillary Agreements will not violate any term of any of the Purchaser’s governing documents or any other agreement, judicial decree, statute or regulation to which the Purchaser is a party or by which the Purchaser or any of its assets may be bound or affected. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Purchaser. This Agreement, assuming due authorization, execution and delivery by the Seller and Company, constitutes the valid and binding obligations of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws and equitable remedies.

c. Experience. The Purchaser has carefully reviewed the representations concerning the Company contained in this Agreement, and has made detailed inquiry concerning the Company, its business and its personnel; the officers of the Company have made available to the Purchaser any and all written information that it has requested and have answered to the Purchaser’s satisfaction all inquiries made by the Purchaser; and the Purchaser has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company and the Purchaser is able financially to bear the risks thereof.

d. Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and to satisfy all other costs and expenses of Purchaser and to consummate the transactions contemplated by this Agreement.

e. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Purchaser.

f. Non-Reliance. Purchaser further acknowledges and agrees that any estimates, budgets relating to future periods, projections, forecasts or other predictions that may have been provided to Purchaser or any of their respective representatives by or on behalf of Seller or the Company any of their respective representatives are not representations or warranties of Seller or the Company or guarantees of performance and that actual results may vary substantially from any such estimates, budgets, projections, forecasts or other predictions.

g. Due Diligence. Purchaser acknowledges that it has had access to the properties and operations of the Company and has had the opportunity to meet with and ask questions of Company’s management to discuss the business, assets, liabilities, financial condition, cash flow and operations of the Company. Purchaser acknowledges that it has made its own independent examination, investigation, analysis and evaluation of the Company, including Purchaser’s own estimate of the value of the business of the Company. Purchaser acknowledges that it has undertaken such due diligence (including a review of the assets, liabilities, books and records and contracts of the Company) as it deems adequate, including that described above. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any representations, warranties or statements of the Company or Seller, whether written or oral, or their respective representatives, except the representations and warranties of the Company and Seller set forth in this Agreement and the other Ancillary Agreements. Purchaser has been permitted by Seller to conduct environmental due diligence of the Company.

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7. Purchaser’s Conditions to Closing.

The obligations of the Purchaser to purchase Purchased Shares at the Closing is subject to the fulfillment, or the waiver by the Purchaser, of each of the following conditions to the satisfaction of the Purchaser on or before the Closing:

a. Accuracy of Representations and Warranties. Each representation and warranty of the Company and the Seller shall be true in all material respects on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of that date.

b. Performance. The Company and the Seller shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the Closing.

c. Amended and Restated Articles. The Company shall have adopted and filed the Amended and Restated Articles with the Secretary of State of the State of California.

d. Ancillary Agreements. The following agreements shall have been delivered to Purchaser:

i.	Stockholders Agreement. The Stockholders Agreement attached hereto as Exhibit C (the “Stockholders Agreement”) shall have been executed and delivered by the Company, Purchaser and Seller.

ii.	Stock Option Agreement. The Stock Option Agreement attached hereto as Exhibit D shall have been executed and delivered by the Company and the Purchaser.

iii.	Executive Services Agreement. The Executive Services Agreement for Mr. Lyle Probst whereby Mr. Probst shall provide services to the Company as President attached hereto as Exhibit E shall have been executed and delivered by the Company, the Seller and Mr. Probst (“Probst Agreement”).

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iv.	Confidential Information, Inventions and Non-Compete Agreement. The Confidential Information, Inventions and Non-Compete Agreement attached hereto as Exhibit F shall have been executed and delivered by the Company, Seller and Mr. Probst.

v.	Employment Agreement. The Employment Agreement for Mr. Kent Murray whereby Mr. Murray shall be appointed Senior Vice President of Finance and Operations and Treasurer attached hereto as Exhibit G shall have been executed and delivered by the Company and Mr. Murray.

vi.	Confidential Information, Inventions and Non-Compete Agreement. The Confidential Information, Inventions and Non-Compete Agreement attached hereto as Exhibit H shall have been executed and delivered by the Company and Mr. Murray.

vii.	Valkyrie Consulting Agreement. The Consulting Agreement for the services of Valkyrie Group International, LLC attached hereto as Exhibit I shall have been executed and delivered by the Company and Valkyrie Group International, LLC.

viii.	Management Services Agreement. The Management Services Agreement for the services of East West Resources Corporation (“EWR”) attached hereto as Exhibit J (“MSA”) shall have been executed and delivered by the Company and EWR.

e. Company Good Standing Certificate. The Company shall have delivered to the Purchaser a certificate, as of the most recent practicable date, as to the corporate good standing of the Company issued by the Secretary of State of the State of California.

f. Company Board Consent Pre-Closing. A Unanimous Written Consent of the board of directors (“Board”) of the Company dated prior to Closing shall have been delivered to Purchaser with resolutions:

i.	Authorizing and approving the adoption and filing of the Amended and Restated Articles with the Secretary of State of the State of California.

ii.	Authorizing and approving the Bylaws of the Company, as amended and in effect as of the Closing Date, which shall provide (A) that the holders of the Series A Preferred must be present, in person or represented by proxy, at all meetings of the stockholders for a quorum for the transaction of business, and (B) for the prohibition of further amendment of the Bylaws without the consent of the Series A Preferred.

iii.	Authorizing and approving the steps necessary under the California Corporation Code Section 409(a)(2) to achieve the recapitalization set forth in Section 4.i. for the Shares.

iv.	Authorizing and approving the execution and delivery of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

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g. Seller Good Standing Certificate. The Seller shall have delivered to the Purchaser a certificate, as of the most recent practicable date, as to the corporate good standing of the Seller issued by the Secretary of State of the State of Delaware.

h. Seller Board Consent Pre-Closing. A Unanimous Written Consent of the Board of Seller dated prior to Closing with resolutions authorizing and approving the Agreement and the transactions contemplated thereby shall have been delivered to Purchaser.

i. Company Stockholder Consent Pre-Closing. A written consent of the Seller, as the sole stockholder of the Company, authorizing and approving the Agreement and the sale of the Shares to the Purchaser pursuant to the Stockholder Agreement shall have been delivered to Purchaser.

j. Affidavit of Lyle Probst and William Caragol. An Affidavit of Lyle Probst and William Caragol that no stockholder consent by the stockholders of the Seller is required to consummate the transactions contemplated by the Agreement, that they collectively own approximately sixty-five percent (65%) of Seller, and if there was a stockholder consent required for the transactions contemplated by the Agreement, that they would fully support the transactions contemplated by the Agreement.

k. Company Stockholders Consent at Closing. A Unanimous Written Consent of the stockholders of the Company (Purchaser and Seller) dated the Closing Date shall have been delivered resolving to elect the following as members of Board as of the Closing Date: William Caragol, Lyle Probst, Karim El-Hibri, Craig Vanderwagen and Robert Neumann (the “New Board Members”). Such Unanimous Written Consent shall appoint Craig Vanderwagen as Chairman of the Board.

l. Company Consent at Closing. A Unanimous Written Consent of the New Board Members of the Company dated the Closing Date shall have been delivered to the Purchaser resolving:

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i.	That the Company shall bind the Directors and Officers insurance with a carrier and in an amount satisfactory to the Board and that the Company shall enter into an Indemnification Agreement with each director in form acceptable to the Board.

ii.	That the Company shall require all persons now or hereafter employed by the Company who have access to confidential and proprietary information of the Company to enter into nondisclosure and assignment of inventions agreement substantially in the form as may be approved by the Board.

iii.	That the Company shall reserve and maintain a sufficient number of shares of Common Stock for issuance upon conversion of all the outstanding Shares.

iv.	That the following officers of the Company are appointed as of the Closing Date: Mr. Lyle Probst as President; Mr. Kent Murray as Treasurer; and Zen Hunter-Ishikawa as Secretary.

v.	That the Probst Agreement and MSA, which are related party agreements, are authorized and approved and that the Probst Agreement shall be signed by the Secretary of the Company on behalf of the Company and the MSA shall be signed by the Treasurer of the Company on behalf of the Company.

vi.	That the budget for 2017 and the 5-year financial plan for 2017 to 2021, which shall be attached thereto, have been approved.

vii.	That the agreed-upon authorization matrix delegating authority from the Board to management, which shall be attached thereto, has been approved.

m. Other Documents. The Seller shall have delivered to the Purchaser the following documents:

i.	A valuation of the Company prepared by a reputable, independent third party.

ii.	A release from Mr. Dick A. Glass releasing his security interest in the stock of the Company owned by Seller and a general release for the Company.

iii.	A consent from Dominion Capital LLC consenting to the contemplated transaction, releasing its security interests in the assets of the Company and agreeing to modify its UCC filings to reflect such release.

iv.	A consent from each of GHS Investments LLC and Union Capital LLC consenting to the contemplated transaction (including language addressing a release of their security interest in assets of the Company).

v.	A consent from California Bank of Commerce consenting to the contemplated transactions.

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vi.	A consent from each of the unsecured noteholders, Crossover Capital Fund I LLC and Crossover Capital Fund II LLC, consenting to the contemplated transaction.

vii.	A resignation of from Allison Tomek whereby she resigns as a Director and Secretary of the Company.

viii.	An acceptance by Robert Neumann whereby he accepts the appointment as a director of the Company.

ix.	An acceptance by Karim El-Hibri whereby he accepts the appointment as a director of the Company.

x.	An acceptance by Craig Vanderwagen whereby he accepts the appointment as a director of the Company

xi.	An acceptance by Zen Hunter-Ishikawa whereby he accepts the appointment as a Secretary of the Company.

8. Seller’s Conditions for Closing.

The obligations of the Seller to sell Purchased Shares at Closing is subject to fulfillment, or the waiver by the Seller, of each of the following conditions to the satisfaction of the Seller on or before the Closing:

a. Accuracy of Representations and Warranties. The representations and warranties of the Purchaser shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that date.

b. Performance. The Purchaser shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Purchaser prior to or at the Closing.

c. Purchaser Good Standing Certificate. Purchaser shall have delivered to Seller a certificate, as of the most recent practicable date, as to the corporate good standing of Purchaser issued by the Secretary of State of the State of Florida.

d. Payment of Purchase Price. Purchaser shall have paid the Purchase Price to Seller.

e. Purchaser Consent Pre-Closing. A Consent by the Members of the Purchaser dated prior to Closing authorizing and approving the Agreement and the transactions contemplated thereby shall have been delivered to Seller.

f. Other Documents. The Probst Agreement shall have been executed by the parties.

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9. Indemnification.

a. Seller’s Indemnification Obligation. The Seller covenants and agrees to indemnify, defend and hold harmless the Purchaser and its officers, directors, control Persons, representatives, executors, assigns, successors and affiliates (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any and all losses, damages, liabilities, claims, costs, expenses (including reasonable legal fees) (“Losses”); provided, however, that “Losses” will not include special, exemplary, treble, unforeseeable consequential, or punitive damages, suffered, sustained, incurred or paid by any Purchaser Indemnified Party resulting from or arising out of, directly or indirectly:

i.	Any misrepresentation, breach or inaccuracy of any representation or warranty of the Company or the Seller set forth in this Agreement or any Schedule, or Ancillary Agreement delivered by or on behalf of the Company or any Seller in connection herewith.

ii.	Any breach of any covenant or agreement on the part of the Company or the Seller set forth in this Agreement or any Schedule, agreement, certificate or other document delivered by or on behalf of the Company or the Seller in connection herewith.

b. Purchaser’s Indemnification Obligation. The Purchaser covenants and agrees to indemnify, defend and hold harmless the Seller and its officers, directors, control Persons, employees, stockholders, representatives, executors, assigns, successors and affiliates (collectively, the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered, sustained, incurred or paid by any Seller Indemnified Party resulting from or arising solely out of, directly or indirectly:

i.	Any misrepresentation, breach or inaccuracy of any representation or warranty of the Purchaser set forth in this Agreement or any agreement, certificate or other document delivered by or on behalf of the Company or any Seller in connection herewith.

ii.	Any breach of any covenant or agreement on the part of the Purchaser set forth in this Agreement or any agreement, certificate or other document delivered by or on behalf of the Purchaser in connection herewith.

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c. Limitations.

i.	If any fact, circumstance or event gives rise to a claim pursuant to multiple sections or provisions of this Agreement or any Schedule, agreement, certificate or other document delivered in connection herewith, the party asserting such claim shall have the right, at its sole discretion, to assert its claim pursuant to any or all such sections or provisions, but shall only be entitled to recover or be indemnified with respect to its actual Losses suffered or incurred notwithstanding the number of sections of this Agreement pursuant to which it assets its claim.

ii.	Notwithstanding the above, the amount of any indemnification under this Agreement shall be reduced by the amount of any insurance proceeds payable or Tax benefits allowable as a result any Losses.

iii.	Notwithstanding anything herein to the contrary, any Claims (as defined below) with respect to which there is a finding or judgment of fraud, intentional misrepresentation or willful misconduct shall not be subject to the limitations under this Section 9.

iv.	Except for remedies of specific performance, injunction and other equitable relief and except to the extent claims INVOLVE fraud, intentional misrepresentation or willful misconduct, THE SOLE AND EXCLUSIVE REMEDY OF THE INDEMNIFIED PARTIES IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT SHALL BE AS SET FORTH IN THIS SECTION 9.

v.	Seller will not be liable to the Purchaser Indemnified Parties for indemnification under Section 9.a. until the aggregate amount of all Losses in respect of indemnification under Section 9.a. exceeds $10,000 (the “Basket”), in which event Seller will be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller will be liable pursuant to Section 9.a. will not exceed the Purchase Price.

vi.	Notwithstanding anything in this Agreement to the contrary, no party will be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement, the Exhibits or the Disclosure Schedules attached to this Agreement, or any other document executed in connection with this Agreement or otherwise.

d. Survival and Expiration of Representations, Warranties and Covenants.

The representations and warranties of Purchaser, Seller and Company (whether set forth in this Agreement or any Schedule, agreement, certificate or other document delivered by or on behalf of Purchaser, Seller or Company in connection herewith) shall survive the Closing and shall expire on the sixth (6th) month anniversary hereof.

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e. Indemnification Procedures. Except as otherwise specifically addressed in this Agreement, all claims for indemnification under this Section 9 (“Claims”) shall be asserted and resolved as follows:

i.	In the event that any Person entitled to indemnification hereunder (the “Indemnified Party”) has a Claim against any party obligated to provide indemnification pursuant to Section 9.a. or 9.b. hereof (the “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the “Claim Notice”).

ii.	If within thirty (30) days after receiving such Claim Notice, the Indemnifying Party gives written notice to the Indemnified Party acknowledging its obligation to indemnify and stating that it intends to defend against such claim or Losses at its own cost and expense, the defense (including the right to settle or compromise such action) of such matter, including selection of counsel (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed) and the sole power to direct and control such defense, shall be by the Indemnifying Party. In any such defense, the Indemnifying Party will consult with the Indemnified Party in connection with the Indemnifying Party’s defense, as reasonably requested by the Indemnified Party. The Indemnified Party shall use its commercially reasonable efforts to make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not settle any indemnifiable claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). For the avoidance of doubt, “indemnifiable claim” as used in this subsection means that the Indemnifying Party is required to provide indemnification against such claim or Losses under the terms of this Section 9.

iii.	If the Indemnify Party does not notify the Indemnified Party within thirty (30) days after receiving such Claim Notice, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

iv.	If the Indemnifying Party provides notice within thirty (30) days after receiving such Claim Notice that it disputes its responsibility for the Claim, the parties shall attempt in good faith for ten (10) business days to agree upon the rights of the respective parties with respect to such Claim, and if such parties shall not agree, each Indemnified Party shall be entitled to initiate proceedings and seek remedies as may be permitted.

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f. Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by law, rule or regulation.

g. Mitigation. Each Indemnified Party shall be obligated to use its commercially reasonable efforts to mitigate to the fullest extent practicable the amount of any Loss for which it is entitled to seek indemnification under this Section 9, and the Indemnifying Party shall not be required to make any payment to an Indemnified Party in respect of such Loss to the extent such Indemnified Party has failed to comply with the foregoing obligation.

h. Right to Set-Off. Purchaser shall have a right of set-off for any Losses under Section 9 against any payments to be made by Purchaser to Seller pursuant to this Agreement or any other agreement among any of the parties or their respective affiliates.

10. Non-Compete.

For a period commencing on the Effective Date and ending on the fourth (4th) anniversary of the Effective Date, absent Purchaser’s prior written approval, PSID shall not, anywhere in the world, directly or indirectly, (a) engage in direct or indirect competition with the Company, (b) conduct a business of the type and character engaged in by the Company at the time of the Effective Date, (c) develop products or services competitive with those of the Company or that would have a negative effect on the Company’s revenue or results of operations, or (d) enter into any collaboration, joint venture or other similar agreement with any current or former customer of the Company if such collaboration, joint venture or agreement could cause such customer to reduce or cease purchases from the Company or have a material adverse effect on the Company’s revenue or results of operations.

11. Miscellaneous.

a. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement, and the rights and obligations of the Purchaser hereunder, may be assigned in whole or in part, by the Purchaser to an affiliate of Purchaser upon the prior written consent of Seller. The Seller may not assign its rights or obligations under this Agreement.

b. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

c. Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the Purchaser and the Seller, respectively, shall be entitled to specific performance of the agreements and obligations of the other party or the Company as to the Purchaser and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

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d. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida (without reference to the conflicts of law provisions thereof). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in Florida. EACH PARTY IRREVOCABLY CONSENTS TO AND SUBMITS TO (A) THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE ABOVE-NAMED VENUES, AND (B) IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT BY WAY OF MOTION, DEFENSE, OR OTHERWISE, IN ANY LEGAL PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE LEGAL PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE LEGAL PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS MAY NOT BE ENFORCED IN OR BY ANY OF THE ABOVE-NAMED COURTS.

e. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Company:

E-N-G Mobile Systems, Inc.

2245 Via De Mercados

Concord, California 94520

Attn: Lyle Probst

If to Purchaser:

Holdings ENG, LLC

12001 Glen Road

Potomac, MD 20854

Attn: Marcia Nass

If to Seller:

PositiveID Corporation

1690 South Congress Avenue, Suite 201

Delray Beach, Florida 33445

Attn: William J. Caragol

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Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

f. Complete Agreement. This Agreement (including its Exhibits) and the Ancillary Agreements constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

g. Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended with the written consent of the Purchaser, Seller and Company. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person against whom it is sought to be enforced. No waivers of any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

h. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

i. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This Agreement may be executed by portable document format or facsimile signatures.

j. Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

k. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

l. Public Announcements. No party shall issue any public report, statement or press release or similar item or make any other public disclosure with respect to the substance of this Agreement prior to the consultation with and approval of, the other parties except as may be required by law, in which case the parties shall reasonably cooperate as to the timing and content of such report, statement or press release.

m. Expenses. Except as otherwise expressly set forth herein, the parties shall pay their respective expenses of the transactions herein contemplated.

[Remainder of Page Intentionally Left Blank]

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Executed as of the date first written above.

E-N-G MOBILE SYSTEMS, INC.

By:	/s/ Lyle L. Probst
Name:	Lyle L. Probst
Title:	President

HOLDINGS ENG, LLC

By:	/s/ Karim EI-Hibri
Name:	Karim EI-Hibri
Title:	Deputy Manager

POSITIVEID CORPORATION

By:	/s/ William J. Caragol
Name:	William J. Caragol
Title:	Chief Executive Officer

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Exhibit A

Amended and Restated Articles

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Exhibit B

Amended and Restated Bylaws

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Exhibit C

Stockholders Agreement

Exhibit D

Stock Option Agreement

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Exhibit E

Probst Agreement

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Exhibit F

Confidential Information, Inventions and Non-Compete Agreement (Probst and Seller)

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Exhibit G

Employment Agreement

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Exhibit H

Confidential Information, Inventions and Non-Compete Agreement (Murray)

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Exhibit I

Valkyrie Consulting Agreement

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Exhibit J

MSA

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Schedule 4.i.

Capitalization

	Shares	Percent

Recapitalization prior to Closing:

Pre-Closing Authorized Stock	3,000	100.00%
Authorized Common	2,000	66.66%
Authorized Series A Preferred	1,000	33.33%
Pre-Closing Seller Total - Issued	600	100%
Common	241
Series A Preferred	359

At Closing after Purchase of Shares

Post-Closing Authorized Stock	3,000	100.00%
Authorized Common	2,000	66.66%
Authorized Series A Preferred	1,000	33.33%
Post-Closing Seller Total - Issued	301	50.17%
Common	241
Series A Preferred	60
Post-Closing Purchaser Series A - Issued	299	49.83%

After Closing if Purchaser Exercises Option from Company

Post-Closing Authorized Stock	3,000	100.00%
Authorized Common	2,000	66.66%
Authorized Series A Preferred	1,000	33.33%
Post-Closing Seller Total - Issued	301	49.92%
Common	241
Series A Preferred	60
Post-Closing Purchaser Series A Total - Issued	302	50.08%
Original Purchase	299
Company Option Purchase	3

After Closing if Purchaser Exercises Option from Company and Option from Seller (all Option Shares)

Post-Closing Authorized Stock	3,000	100.00%
Authorized Common	2,000	66.66%
Authorized Series A Preferred	1,000	33.33%
Post-Closing Seller Total	241	39.97%
Common	241
Series A Preferred	0
Post-Closing Purchaser Series A Total	362	60.03%
Original Purchase	299
Company Option Purchase	3
Seller Option Purchase	60

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